Exhibit 99.1

SOUTHERN FIRST APPOINTS ANDY BORRMANN AS CHIEF FINANCIAL OFFICER

Greenville, S.C. (April 3, 2023) - Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, is pleased to announce the appointment of Andy Borrmann as Chief Financial Officer and Executive Vice President.

Borrmann joins Southern First with nearly 30 years of experience in the financial industry. After graduating from Arizona State University with a bachelor’s degree in finance in 1996, Borrmann spent over a decade as a bank analyst for SunTrust Robinson Humphrey and Morgan Keegan reporting on regional and community banks. For the past eleven years, Borrmann has served as Chief Financial Officer of SouthCrest Bank and SouthCrest Financial Group and was named Chief Financial Officer and Chief Strategy Officer following their merger with Colony Bank.

“Andy brings a terrific combination of experience as a bank CFO with strong investor relationships, solid skills in balance management, and terrific people skills that will complement the relationship culture of our bank,” said Art Seaver, Chief Executive Officer.

“I am thrilled to be joining one of the top relationship focused banks in the Southeast. I believe the opportunities for Southern First are nearly limitless over the next decade, and I am excited to be part of the team that will help drive continued success into the future,” commented Borrmann.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $3.7 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.